NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2011
SECOND-QUARTER FINANCIAL RESULTS

• Financial Results Continue to Improve Sequentially and Year-Over-Year
• Diluted EPS of $0.35 Up 46% Sequentially
• Backlog at the Highest Level in Two Years
• Expect Continued Improvement in the Second Half

RACINE, WISCONSIN—January 24, 2011—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2011 second quarter ended December 31, 2010.

Sales for the fiscal 2011 second quarter were $75,160,000, compared to $55,186,000 for the fiscal 2010 second quarter.  Year-to-date, sales were $136,555,000, compared to $102,243,000 for the fiscal 2010 first half.  The improvements in sales were the result of growing demand from customers in the oil and gas market.  Stable demand continued from the airport, rescue and fire fighting (ARFF), land- and marine-based military, and commercial marine markets.  The Company’s pleasure craft marine businesses continued to be challenging.

Gross margin for the fiscal 2011 second-quarter was 31.6 percent, compared to 26.8 percent in last year's comparable period and 32.6 percent in the fiscal 2011 first quarter.  The sequential decline in gross margin was a result of a shift in product and market mix versus the fiscal 2011 first quarter.  The significant improvement in the fiscal 2011 second quarter gross margin compared to the same period last fiscal year was the result of increased sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.  Year-to-date, gross margin was 32.1 percent, compared to 24.0 percent for the fiscal 2010 first half.

For the fiscal 2011 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 24.8 percent, compared to 27.0 percent for the fiscal 2010 second quarter.  ME&A expenses increased $3,744,000 versus the fiscal 2010 second quarter.  Stock based compensation expense in the 2011 fiscal second quarter of $1,388,000 increased $1,220,000 versus the same period a year ago, primarily driven by the increase in the Company’s stock price in the second fiscal quarter.  In addition, there was $964,000 of domestic bonus expense in the second fiscal quarter, compared to $0 in the prior fiscal year.  Year-to-date, ME&A expenses, as a percentage of sales, were 24.5 percent, compared to 27.1 percent for the fiscal 2010 first six months.  For the fiscal 2011 first half, ME&A expenses increased $5,743,000 versus the same period last fiscal year.  Stock based compensation expense in the 2011 fiscal first half of $2,306,000 increased $2,044,000 versus the same period a year ago, primarily driven by the increase in the Company’s stock price in the first half of fiscal 2011.  In addition, there was $1,900,000 of domestic bonus expense in the first six months of fiscal 2011, compared to $0 in the prior fiscal year.  The net remaining increase in ME&A, both for the quarter and on a year-to-date basis, was primarily driven by higher salary and benefit costs, increased travel, higher project related expenses and a continued emphasis on the Company’s product development program.

The effective tax rate for the first six months of fiscal 2011 is 23.6 percent (11.5 percent for the fiscal 2011 second quarter), which is significantly lower than the prior year’s 37.6 percent (37.1 percent for the fiscal 2010 second quarter).  The current year rate includes a $794,000 benefit due to a favorable adjustment to domestic net deferred tax assets resulting from the increase in the estimated tax rate from 34 percent to 35 percent.  The current year also includes the favorable impact of the reinstatement of the R&D credit ($123,000), which was passed into law during the fiscal 2011 second quarter.

Net earnings attributable to Twin Disc for the fiscal 2011 second quarter were $4,034,000, or $0.35 per diluted share, compared to a net loss of $490,000, or $0.04 per diluted share, for the fiscal 2010 second quarter.  Year-to-date, net earnings attributable to Twin Disc were $6,690,000, or $0.59 per diluted share, compared to a net loss of $2,894,000, or $0.26 per diluted share for the fiscal 2010 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $7,349,000 for the fiscal 2011 second quarter, compared to $2,270,000 for the fiscal 2010 second quarter.  For the fiscal 2011 first half, EBITDA was $14,272,000, compared to $1,462,000 for the fiscal 2010 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Our fiscal 2011 second quarter results continued to benefit from sales of our pressure pumping transmission systems to customers in the oil and gas industry.  The market for unconventional drilling remains robust as drillers’ need for capacity from high horse power rigs catches up with strong oil and gas fundamentals and as a result, our 8500 transmission systems orders have returned to peak levels.  I am proud that Twin Disc continues to be well recognized within this industry for our commitments to quality products and excellent customer service.  Sales from our other markets including the ARFF, industrial, commercial marine and legacy military markets continue to demonstrate stable demand, while demand from our pleasure craft marine markets remains depressed.  Our product and geographic diversity continues to serve us well.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “We generated $4,402,000 in cash from operations during the fiscal 2011 second quarter, up sequentially from $4,081,000 reported at the end of the fiscal 2011 first quarter.  Working capital increased 21.9 percent to $102,583,000 primarily the result of a $14,844,000, or 20.4 percent increase in inventories, which primarily increased to prepare for anticipated higher oil and gas sales in the seasonally stronger second half of the fiscal year.  Total debt, net of cash, at December 31, 2010 was $6,384,000, compared to $12,109,000 at the end of fiscal 2010 and $9,725,000 at the end of the fiscal 2011 first quarter.  Total Twin Disc shareholders’ equity at the end of the fiscal 2011 second quarter improved 19.8 percent to $105,966,000, from $88,460,000 at the end of fiscal 2010, primarily driven by foreign currency translation adjustments and improved earnings in the first half of fiscal 2011.  As a result of our strong financial position and the strong market demand from oil and gas customers, we are investing in our operations.  We expect capital expenditures for fiscal 2011 to be around $15,000,000 as we upgrade our plants and acquire additional machinery to keep up with the increases in business we are experiencing at our domestic facilities.”

Mr. Batten concluded: “Our six-month backlog at December 31, 2010 was $118,827,000, compared to $99,970,000 at September 24, 2010, $84,419,000 at June 30, 2010 and $70,038,000 at December 25, 2009.  We are clearly benefitting from the resurgence of oil and gas exploration and development.  Orders and shipments of the 8500 series are at record levels, and the development of the 7500 transmission system is ongoing.  7500 series units have been delivered to customers for field testing and we anticipate field testing to be completed over the next few months with initial production units shipping in the fiscal 2011 fourth quarter.  We are optimistic about our business prospects as we enter the seasonally strong second half of the year.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 2:00 p.m. Eastern Time on Monday, January 24, 2011. To participate in the conference call, please dial 877-941-2069 five to ten minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. January 24, 2011 until midnight January 31, 2011. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4399699.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	31-Dec 2010	25-Dec 2009	31-Dec 2010	25-Dec 2009

Net sales	$75,160	$55,186	$136,555	$102,243
Cost of goods sold	51,403	40,400	92,775	77,710
Gross profit	23,757	14,786	43,780	24,533

Marketing, engineering and
administrative expenses	18,639	14,895	33,416	27,673
Earnings (loss) from operations	5,118	(109)	10,364	(3,140)
Interest expense	440	563	879	1,182
Other expense, net	89	137	643	197
Earnings (loss) before income taxes and noncontrolling interest	4,589	(809)	8,842	(4,519)
Income taxes	529	(300)	2,085	(1,698)

Net earnings (loss)	4,060	(509)	6,757	(2,821)
Less: Net (earnings) loss attributable to
noncontrolling interest, net of tax	(26)	19	(67)	(73)
Net earnings (loss) attributable to Twin Disc	$4,034	$(490)	$6,690	$(2,894)

Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc common shareholders	$0.36	$(0.04)	$0.59	$(0.26)
Diluted earnings (loss) per share attributable to Twin Disc common shareholders	$0.35	$(0.04)	$0.59	$(0.26)

Weighted average shares outstanding data:
Basic shares outstanding	11,334	11,185	11,291	11,158
Diluted shares outstanding	11,451	11,185	11,403	11,158

Dividends per share	$0.07	$0.07	$0.14	$0.14

Comprehensive income:
Net earnings (loss)	$4,060	$(509)	$6,757	$(2,821)
Adjustment for amortization of net actuarial loss and prior service cost, net of tax	567	470	1,120	917
Other comprehensive income:
Foreign currency translation adjustment	2,830	2,987	10,225	5,915
Comprehensive income	7,457	2,948	18,102	4,011
Comprehensive (income) loss attributable to noncontrolling interest	(26)	19	(67)	(73)
Comprehensive income attributable to Twin Disc	$7,431	$2,967	$18,035	$3,938

RECONCILIATION OF CONSOLIDATED NET EARNINGS (LOSS) TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	31-Dec 2010	25-Dec 2009	31-Dec 2010	25-Dec 2009
Net earnings (loss) attributable to Twin Disc	$4,034	$(490)	$6,690	$(2,894)
Interest expense	440	563	879	1,182
Income taxes	529	(300)	2,085	(1,698)
Depreciation and amortization	2,346	2,497	4,618	4,872
Earnings before interest, taxes, depreciation and amortization	$7,349	$2,270	$14,272	$1,462

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	June 30,
	2010	2010
ASSETS
Current assets:
Cash	$26,239	$19,022
Trade accounts receivable, net	42,300	43,014
Inventories, net	87,643	72,799
Deferred income taxes	6,107	5,224
Other	8,554	7,391

Total current assets	170,843	147,450

Property, plant and equipment, net	59,119	58,243
Goodwill, net	17,115	16,440
Deferred income taxes	23,679	24,029
Intangible assets, net	6,362	6,268
Other assets	6,852	6,626

TOTAL ASSETS	$283,970	$259,056

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,974	$3,920
Accounts payable	28,997	23,842
Accrued liabilities	35,289	35,545

Total current liabilities	68,260	63,307

Long-term debt	28,649	27,211
Accrued retirement benefits	71,726	72,833
Deferred income taxes	3,914	3,914
Other long-term liabilities	4,588	2,472

Total liabilities	177,137	169,737

Equity:
Twin Disc shareholders’ equity: Common stock authorized: 30,000,000; Issued: 13,099,468; no par value	9,767	10,667
Retained earnings	152,542	147,438
Accumulated other comprehensive loss	(30,783)	(42,048)

	131,526	116,057
Less treasury stock, at cost (1,760,774 and 2,070,124 shares, respectively)	25,560	27,597

Total Twin Disc shareholders' equity	105,966	88,460

Noncontrolling interest	867	859
Total equity	106,833	89,319

TOTAL LIABILITIES AND EQUITY	$283,970	$259,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Six Months Ended
	December 31, 2010	December 25, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$6,757	$(2,821)
Adjustments to reconcile to net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	4,618	4,872
Other non-cash changes, net	3,289	237
Net change in working capital, excluding cash	(6,181)	13,773
Net cash provided by operating activities	8,483	16,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(2,915)	(1,664)
Proceeds from sale of fixed assets	53	30
Other, net	(293)	(293)
Net cash used by investing activities	(3,155)	(1,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	19	73
Principal payments of notes payable	(67)	-
Proceeds from (payment of) long-term debt	1,474	(9,232)
Proceeds from exercise of stock options	107	80
Dividends paid to shareholders	(1,586)	(1,567)
Dividends paid to noncontrolling interest	(139)	(160)
Other	188	(468)
Net cash used by financing activities	(4)	(11,274)

Effect of exchange rate changes on cash	1,893	636

Net change in cash	7,217	3,496

Cash:
Beginning of period	19,022	13,266

End of period	$26,239	$16,762

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